Exhibit 21

US Stem Cell Training

Vetbiologics,

US Stem Cell Clinic, LLC (partially owned subsidiary of U.S. Stem Cell, Inc.)

Regenerative Wellness Clinic, LLC (partially owned subsidiary of U.S. Stem Cell, Inc.)

U.S. Stem Cell Clinic of The Villages LLC (partially owned minority interest held by U.S. Stem Cell, Inc.)